Exhibit 3.22

VANGUARD-52
F 950630000 (Illegible)
CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF BRIAR JOY DEVELOPMENT CORPORATION
Under Section 805 of the Business Corporation Law
     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, being the President and Secretary of Briar Joy Development Corporation (the “Corporation”), do hereby certify and set forth:
     FIRST: The name of the Corporation is Briar Joy Development Corporation.
     SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State on June 6, 1991.
     THIRD: (a) Paragraph 3 of the Certificate of Incorporation relating to the authorization of shares is hereby changed to read as follows:
The number of common shares which the Corporation shall have the authority to issue is 2,500,000 at par value of $.50 per share.
          (b) There are presently 200 shares of no par value common stock authorized, of which 110 shares are issued and outstanding and (Illegible) shares are unissued. The amendment to the Certificate of Incorporation (Illegible) authorized and issued stock at the rate of 1 -to- 1 to 110 shares of (Illegible) and issued common stock at (Illegible) par value, and to change the (Illegible) shares of authorized and (Illegible) stock at the rate of 1 to 1 to 90 shares of common stock at (Illegible) par value and (2) Increase the authorized shares of common stock from 200 to (Illegible) common stock. (Illegible) of this change, there will be 110 shares of common stock issued and outstanding at (Illegible) par value, and 2,499,880 shares authorized and unissued, at (Illegible) par value per share.
     FOURTH: Paragraph 6 of the Certificate of Incorporation relating to the service of process is hereby changed to read as follows:
The Secretary of State is designated as agent of the Corporation upon whom process against it may served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon it is as follows:
Briar Joy Development Corporation
108 East Washington Street
(Illegible), New York 13202
     FIFTH: The following paragraph shall be added to the Certificate of Incorporation as Paragraph 6, as follows:

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The directors of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity occurring after the adoption of the provisions authorized in this Certificate of Incorporation, provided, however, that the provisions contained herein shall not eliminate or limit such directors’ liability if a judgment or other final adjudication adverse to the director establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, or that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or that the director’s acts violated the provisions of Section 719 of the New York Business Corporation Law.
     SIXTH: The following paragraph shall be added to the Certificate of Incorporation as Paragraph 7, as follows:
The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the Corporation.
     SEVENTH: The foregoing amendment was authorized by unanimous vote of the Board of Directors of the Corporation, followed by a vote of the holders of a majority of all the outstanding shares entitled to vote at a meeting of the shareholders, which was held on May 3, 1995.
     IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been subscribed this 27th day of June, 1995 by the undersigned who affirm that the statements made herein are true under the penalties of perjury.

/s/ Frank S. Caruso, Jr.
Frank S. Caruso, Jr., President

/s/ Frank S. Caruso, Sr.
Frank S. Caruso, Sr., Secretary

(Illegible)
VANGUARD - 52
BILLED
(Illegible)

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